Exhibit 99.1

CyberOptics Enters Into Definitive Agreement to Acquire 3D Metrology Company

Minneapolis, MN—January 14, 2014—CyberOptics, Inc. (Nasdaq: CYBE) today announced it has entered into a definitive agreement to acquire the assets of Laser Design, Inc. (LDI), a 3D metrology company headquartered in Minneapolis. The approximately $3.0 million all-cash transaction is expected to close in February 2014, pending approval by LDI’s shareholders. LDI, which will be operated initially as a wholly-owned subsidiary, is forecasted to have a minimal impact on CyberOptics’ consolidated bottom line performance in 2014.

With revenues of approximately $6.0 million, LDI provides scanning systems and services to the estimated $825 million global 3D scanner and services metrology market. Serving a diverse range of industrial markets, LDI has established a Fortune 100 customer base, including such industry leaders as Schneider Electric, Samsung, HP, Toyota, Hyundai and General Dynamics.

Dr. Subodh Kulkarni, CyberOptics’ executive chairman, said, “The pending acquisition of LDI is part of a strategic repositioning of CyberOptics as a high-precision 3D sensor technology company. Global demand for 3D scanning is growing rapidly as this technology is deployed increasingly in markets ranging from automotive and aerospace to medical and consumer electronics. LDI has established a solid reputation in the 3D scanning marketplace and possesses a pipeline of promising new products. By expanding our reach into a new range of diverse markets, we believe LDI will strengthen CyberOptics long-term prospects.”

He continued: “The addition of LDI also will enable CyberOptics to leverage the 3D sensor technology that we are developing in-house. We intend to incorporate the new 3D sensor technology into future LDI products to strengthen their competitiveness in the growing 3D scanning market.”

C. Martin (Marty) Schuster, LDI’s president and chief executive officer, commented: “The opportunity to join CyberOptics will enable us to take optimum advantage of the 3D technology that we have been developing since 1987. Together, we believe we can reset the bar for metrology applications in a wide range of markets.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. The Company is repositioning itself as a developer and manufacturer of high-precision, proprietary 3D sensors for the electronics and general metrology markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; expectations regarding revenue, profit or loss for the balance of 2013, 2014 and 2015; expectations regarding LDI; success of 3D technology initiatives; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415